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                                                                   Exhibit 10.44

                          SECOND AMENDMENT TO SUBLEASE

      This Second Amendment to Sublease (this "Amendment") dated as of the 7th day of November 2002 by and between CHARLES SCHWAB & CO., INC. ("Sublandlord"), having an office at 101 Montgomery Street, San Francisco, California 94104, and INSTINET GROUP INCORPORATED ("Subtenant"), having an office at 3 Times Square, New York, New York 10036.

                              W I T N E S S E T H:

      WHEREAS, Sublandlord, as sublandlord, and Subtenant, as subtenant, are parties to that certain Sublease (the "Sublease"), dated as of December 18, 2001 and amended May __, 2002, for a portion of the Ground Floor Space, a portion of the Mezzanine Space and the entire rentable space on floors 9, 10, 11 and 15 (being the 14th level without regard to the Mezzanine Space, there being no 13th floor designated in the Building) in the building known as Plaza X, Harborside, Jersey City, New Jersey (the "Building"); and

      WHEREAS, Subtenant desires to increase its authorized condenser water allocation for supplemental cooling under the Sublease from 302 GPM as currently provided in the Sublease (the "Existing Authorized Allocation") to 1017 GPM, which is Subtenant's currently designed connected cooling load for such purposes;

      WHEREAS, at Subtenant's request Sublandlord has (a) executed and delivered to Overlandlord a change order to the Building Design Criteria ("Overlandlord Change Order"), attached hereto as Exhibit A, with an estimated order of magnitude cost acceptable to Sublandlord and Subtenant, as set forth in the Overlandlord Change Order, for the design, purchase and construction by Overlandlord of a fourth cooling tower and associated plate-and-frame heat exchanger, pumps, power and controls and connection to the building cooling system and the building management system, as shown in HLW-JBB specifications dated September 25, 2002 (Additional Cooling Tower Cell), of a capacity to supply additional condenser water, for the Building's condenser water system (the "4th Tower"), and (b) entered into together with Subtenant a letter agreement sent to Overlandlord dated September 20, 2002 (the "Overlandlord Tower Letter"), providing for the construction of the 4th Tower to meet Subtenant's condenser water requirements for supplemental cooling.

      WHEREAS, Subtenant wishes Sublandlord to execute and return to Overlandlord the Overlandlord Change Order whereby Sublandlord becomes obligated to Overlandlord for the cost of construction of the 4th Tower, but Sublandlord is unwilling to do so unless and until Sublandlord and Subtenant enter into this Amendment.

      NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sublandlord and Subtenant hereby agree as follows:

A. All capitalized terms used herein without definition and defined in the Sublease are used herein with the meaning assigned to such terms in the Sublease.


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B. Sublandlord shall execute and return to Overlandlord the Overlandlord Change
Order.

C. Upon execution and return to Overlandlord of the Overlandlord Change Order and upon completion of the design of the 4th Tower, Sublandlord will request competitive bids through the Overlandlord for the 4th Tower in accordance with the Overlandlord Change Order. Sublandlord will approve or reject, in its sole discretion, the design of the 4th Tower in accordance with the Overlandlord Change Order and the Overlease. Pursuant to the process in the Overlandlord Change Order, Overlandlord shall have the sole right to establish the final construction cost and Sublandlord and Subtenant shall have the right to confirm that the process for establishing the final cost was correctly followed. If requested by Sublandlord, Subtenant will confirm to Overlandlord in writing Subtenant's approval of such design and finalized construction cost, notwithstanding anything to the contrary contained in the Overlandlord Change Order.

D. Subtenant agrees that the cost of construction of the 4th Tower, estimated by Overlandlord in the Overlandlord Change Order to be $1,500,000.00, and as such estimate shall be finalized by Overlandlord and Sublandlord, together with any other costs associated therewith or with the amendment of the Overlease and Sublease contemplated hereby including but not limited to the purchase, installation and connection of the 4th Tower to the building cooling system and the building management system, shall be paid by Subtenant by the immediate reduction in the Sublease Allowance of $1,500,000.00 plus further reductions therein in the event such costs exceed such initial reduction; provided, however, in the event that (a) when such excess costs are billed to Subtenant either the amount remaining of the Sublease Allowance, net of retainage, is less than the amount of such excess costs, or Subtenant is in default under the Sublease beyond any applicable notice and/or cure period under the Sublease, at the election of the Sublandlord in writing, the excess costs shall be paid by Subtenant as Sublease Additional Charges rather than by reduction of the Sublease Allowance or (b) if such costs are less than the initial $1,500,000.00 (plus other associated costs) reduction described above, the excess of the initial $1,500,000.00 (plus other associated costs) reduction over the actual costs shall be credited to the Sublease Allowance or (c) if Sublandlord elects in writing then some or all soft costs, including, but not limited to, legal fees, engineering fees, consultants fees and Overlandlord fees, shall be paid by Subtenant as Sublease Additional Charges rather than by reduction of the Sublease Allowance. Such Sublease Additional Charges shall be paid within fifteen (15) days after billing therefor by Sublandlord together with any back-up information which Overlandlord has furnished to Sublandlord

E. Subtenant at Subtenant's sole cost will install "Piping Taps" on each floor of the Subleased Premises with "Flow Meters" and "Temperature Sensors" in order for Subtenant to temporarily obtain up to 715 GPM additional condenser water allocation for supplemental cooling from the existing base building supply of condenser water, as provided in the next paragraph. The design and installation of the Piping Taps with Flow Meters and Temperature Sensors shall be subject to the provisions of the Sublease and the Overlease (including, without limitation, the delivery of plans and specifications to Overlandlord and Sublandlord for their approval), and shall be at Subtenant's sole cost and expense.

F. Upon execution and return to Overlandlord of the Overlandlord Change Order and until the date when the 4th Tower is operational, should Subtenant require condenser water for itself in addition to the Existing Authorized Allocation, upon request to Sublandlord by Subtenant,


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Sublandlord in its sole and absolute discretion may furnish to Subtenant, as a service provided by Overlandlord, condenser water for supplemental cooling up to the amount of 715 GPM in addition to the Existing Authorized Allocation. Pursuant to the Overlandlord Change Order Subtenant understands that Overlandlord requires a fixed charge to be paid in order to make available to Sublandlord supplemental condenser water in addition to Sublandlord's original 1,122 GPM allocation, and Subtenant agrees that it will pay such charge to Sublandlord, regardless of usage of supplemental condenser water by Subtenant, as Sublease Additional Charges, on the first day of each month in accordance with such provisions of the Overlandlord Change Order. If the Subtenant is receiving additional condenser water for supplemental cooling at any time prior to completion of the 4th Tower, notwithstanding anything to the contrary above, Sublandlord shall also have the right in its sole discretion to require Subtenant to take whatever actions may be necessary to reduce Subtenant's allocation of condenser water for supplemental cooling to 302 GPM (being its Existing Authorized Allocation). If the Sublandlord so elects not to furnish additional condenser water for supplemental cooling or to require Subtenant to reduce its allocation of condenser water for supplemental cooling, then upon ten
(10) days' written notice from Sublandlord, Subtenant shall immediately take whatever actions may be necessary to limit Subtenant's allocation of condenser water for supplemental cooling to 302 GPM (being its Existing Authorized Allocation) (or in the event of Subtenant's failure to do so, upon five (5) days' notice from Sublandlord, then Sublandlord may do so) and Subtenant shall no longer have any right to utilize such temporary additional condenser water for supplemental cooling. Subtenant hereby releases and discharges Sublandlord from all claims, liabilities and damages incurred by Subtenant by reason of or in connection with any of the matters referred to in the previous sentence.

G. Upon the 4th Tower becoming operational, as confirmed by Sublandlord's engineering consultant, Subtenant's Existing Authorized Allocation will be increased from 302 GPM (being the Existing Authorized Allocation) by 715 GPM or 35% of the final total balanced flow rate of the 4th Tower, whichever is less, so as to total a maximum of 1017 GPM; thereupon Subtenant shall have no further right (if any) to use temporary additional condenser water pursuant to paragraph F hereof. Subtenant's allocated share of the GPM of condenser water for supplemental cooling as so increased may be utilized only by Subtenant or any permitted assignee of the Sublease or subtenant of the Subleased Premises in accordance with the Sublease.

H. The provisions of the Sublease relating to services to be provided by Overlandlord, including, without limitation, Sections 2.5(a), (d) and (e) of the Sublease shall apply to such temporary additional utilization of condenser water for supplemental cooling as provided in paragraph F of this Amendment and permanent increase in Subtenant's allocation of condenser water for supplemental cooling upon the 4th Tower becoming operational as provided in paragraph G of this Amendment. Sublandlord does not make, nor shall it impliedly make, any representations concerning the adequacy of the condenser water for Subtenant's requirements (including amount, flow and temperature).

I. Upon the 4th Tower becoming operational, as confirmed by Sublandlord's engineering consultant, Sublandlord, its successors and assigns and other subtenants, as designated by Sublandlord, will be entitled to use, reserve and transfer for its or their use, the remainder of the condenser water for supplemental cooling added by the 4th Tower not hereby allocated to Subtenant; provided, however, in the event Sublandlord or such designee actually uses such


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remainder of condenser water added by the 4th Tower (over and above the condenser water allocation for supplemental cooling stipulated in the Overlease prior to the construction of the 4th Tower) (the "Remaining 4th Tower Allocation"), Sublandlord shall make (or cause a successor, assignee or other subtenant to make) a cash payment to Subtenant in the amount of a percentage of the hard costs of design, purchase and construction of the 4th Tower actually charged to Subtenant hereunder equal to the percentage of the final total balanced flow rate of the 4th Tower intended to be so utilized. If not prohibited by the Overlease, Sublandlord agrees to exercise its right to obtain the Remaining 4th Tower Allocation from Subtenant before obtaining condenser water for supplemental cooling from Overlandlord over and above the condenser water allocation for supplemental cooling stipulated in the Overlease prior to the construction of the 4th Tower. The proviso in the first sentence and the entire second sentence of this paragraph I will be of no force and effect after the expiration or earlier termination of the term of the Sublease.

J. Subtenant will reimburse and indemnify Sublandlord for all other costs and liabilities associated with the need to address Subtenant's excess connected cooling loads, the construction, operation, maintenance, repair and upgrading of the 4th Tower, the amendment of the Overlease and Sublease, including but not limited to: legal fees, permit fees, engineering fees, fees from Overlandlord or its consultants, payment to Overlandlord for additional cooling to be available or the reservation thereof, reimbursement to Overlandlord and/or Sublandlord of tenant costs for interrupted tenant operations evolving from shutdowns required to the base building or tenant systems for the installation of the 4th Tower, any liability of Sublandlord to any of its other subtenants by reason of the performance by the Overlandlord of the Overlandlord Change Order, and any reasonable costs charged by Overlandlord or others associated with the usage or provision of cooling in excess of the Existing Authorized Allocation, such amounts to be paid by Subtenant as Sublease Additional Charges within fifteen
(15) days after billing therefor by Sublandlord.

K. Sublandlord and Subtenant agree that it is their mutual intention that Sublandlord shall not actually profit and shall not suffer actual financial loss by reason of this Amendment and the acts and transactions contemplated thereby and that Sublandlord will not realize a "profit" payable to Overlandlord pursuant to Section 8.07 of the Overlease. In the event that Overlandlord determines that Sublandlord will realize such a "profit" payable to Overlandlord pursuant to Section 8.07, then, at Sublandlord's option, Sublandlord and Subtenant will use commercially reasonable efforts to attempt to amend this Amendment so as to eliminate any such "profit" payable to Overlandlord pursuant to Section 8.07, without Sublandlord suffering any actual financial loss, and without Subtenant suffering any actual additional financial loss by reason of such amendment hereof, provided that each party shall pay its own counsel fees and expenses in connection with such amendment hereof.

L. This Amendment may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

M. This Amendment constitutes the entire agreement between the parties and all representations and understandings have been merged herein. In the event of any inconsistency between this Amendment and the Overlandlord Change Order as to the rights and obligations as between Subtenant and Sublandlord, the provisions of this Amendment shall govern as between

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Subtenant and Sublandlord. The Overlandlord Tower Letter is superceded by this
Amendment and shall be of no further force or effect.

N. Except as otherwise expressly set forth herein, the Sublease is in full force and effect and is hereby ratified and confirmed and the terms, covenants, conditions and agreements therein contained remain in full force and effect.

O. This Amendment is, at the option of Sublandlord, subject to and conditioned upon a more formal consent thereto by Overlandlord in form and substance satisfactory to Sublandlord, provided however, Subtenant shall be obligated under paragraphs D and J hereof even in the event this Amendment is not consented to by Overlandlord and/or as a result thereof this Amendment does not become effective.

P. Subtenant and Sublandlord each represents that no broker brought about this transaction and each agrees to indemnify and hold the other harmless from any and all claims of any other broker with which such indemnifying party has dealt arising out or in connection with negotiations of, or entering into of, this Amendment.

Q. This Amendment may be executed in multiple counterparts, all of which taken together shall constitute the same instrument.





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      IN WITNESS WHEREOF, the parties have hereunto set their hands and seals as of the day and year first above written.

ATTEST:                            CHARLES SCHWAB & CO., INC.
                                   Sublandlord

                                   By:    /s/ Matthew D. Pearson
------------------------               --------------------------
                                          Matthew D. Pearson
                                          Senior Vice President
                                          Corporate Real Estate & Facilities


ATTEST:                            INSTINET GROUP INCORPORATED
                                   Subtenant

                                   By:     /s/ Frank Wallace
------------------------               --------------------------
                                           Frank Wallace
                                           Senior Vice President
                                           Corporate Services

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